Exhibit (11)

                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (In millions, except per share amounts)

                                                   FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                         ----------------------------------
                                          1994        1993         1992
                                          ----        ----         ----
Net earnings                             $ 357        $289         $ 86

Debenture interest savings, net
  of taxes, assuming conversion
  of convertible subordinated
  debentures                                  7           *           *
                                          -----        ----        ----
Primary and fully diluted net earnings     $364       $ 289       $  86
                                          =====       =====       =====
Earnings per common share                 $2.86       $2.34       $0.71
                                          =====       =====       =====
Primary earnings per share                $2.85       $2.34       $0.71
                                          =====       =====       =====
Fully diluted earnings per share          $2.84       $2.34       $0.71
                                          =====       =====       =====
PRIMARY SHARES
  Average shares outstanding              124.9       123.2       121.4
  Shares assumed to be repurchased
    using long-term incentive plan
    deferred compensation at average
    market price                           (0.3)       (0.4)       (0.3)
  Shares assumed to be issued upon
    exercise of stock options, net
    of treasury buyback at average
    market price                            0.4         0.4         0.5
  Shares assumed to be issued upon
    conversion of convertible
    subordinated debentures                 2.9           *           *
                                          =====       =====       =====
  Primary shares                          127.9       123.2       121.6
                                          =====       =====       =====
FULLY DILUTED SHARES
  Average shares outstanding              124.9       123.2       121.4
  Shares assumed to be repurchased
    using long-term incentive plan
    deferred compensation at period-
    end market price (if higher than
    average market price)                  (0.3)       (0.3)       (0.3)
  Shares assumed to be issued upon
    exercise of stock options, net
    of treasury buyback at period-
    end market price (if higher than
    average market price)                   0.5         0.5         0.5

  Shares assumed to be issued upon
    conversion of  convertible
    subordinated debentures                 2.9           *           *
                                          -----       -----       -----
  Fully diluted shares                    128.0       123.4       121.6
                                          =====       =====       =====

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.